As filed with the Securities and Exchange Commission on April 15, 2011
Registration No. 333-171547
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLT DEFENSE LLC
COLT FINANCE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3840	32-0031950
Delaware	3840	27-1237687
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Scott B. Flaherty
Chief Financial Officer
547 New Park Avenue	547 New Park Avenue
West Hartford, Connecticut 06110	West Hartford, Connecticut 06110
(860) 232-4489	(860) 232-4489
(Address, Including Zip Code, and Telephone Number,	(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Including Area Code, of Agent for Service)

Copies of communications to:

Jeffrey Grody
General Counsel and Secretary
547 New Park Avenue
West Hartford, Connecticut 06110
(860) 232-4489

William J. Miller, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Telephone No.: (212) 701-3000
Facsimile No.: (212) 269-5420

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class	Amount	Offering Price	Aggregate	Registration
of Securities to be Registered	to be Registered	Per Unit(1)	Offering Price(1)	Fee(2)(3)
8.75% Senior Notes due 2017	$250,000,000	100.000%	$250,000,000	$29,025.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(f)(2) of the Securities Act of 1933. Paid by wire transfer on January 3, 2011.

(3)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Amendment No. 4 (this “Amendment No. 4”) to Colt Defense LLC’s and Colt Finance Corp.’s Registration Statement on Form S-4 (Registration No. 333-171547) (the “Registration Statement”) is being filed solely to include Exhibit 99.2 and for the purpose of updating the exhibit index attached to the Registration Statement and referenced in Part II, Item 21 of the Registration Statement. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted and this Amendment No. 4 consists of only the registration statement cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws of Colt Finance Corp. indemnify any person, to the fullest extent permitted and in the manner provided, by the Delaware General Corporation Law.

Indemnification Under the Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The limited liability company agreement of Colt Defense LLC provides a right to indemnification to any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a member of the governing board, director or officer of Colt Defense LLC or is or was serving at the request of the Company as a member of the governing board, director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith. With respect to proceedings initiated by an indemnitee to enforce the rights to indemnification, the Company will indemnify the indemnitee only if the proceeding is authorized by the Governing Board. Additionally, the Board may grant rights to indemnification to other employees and agents of the Company.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22.	UNDERTAKINGS

Each undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

7. Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8. Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Colt Defense LLC and Colt Finance Corp. have duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in West Hartford, Connecticut, on the 15th day of April, 2011.

COLT DEFENSE LLC
COLT FINANCE CORP.

By:	/s/ Scott B. Flaherty
Scott B. Flaherty
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald R. Dinkel and Scott B. Flaherty his true and lawful attorneys-in-fact, singly, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald R. Dinkel Gerald R. Dinkel	Chief Executive Officer & Manager	April 15, 2011

/s/ Scott B. Flaherty Scott B. Flaherty	Chief Financial Officer	April 15, 2011

/s/ Cynthia J. McNickle Cynthia McNickle	Chief Accounting Officer	April 15, 2011

/s/ Gen. William Keys Gen. William Keys, USMC (ret.)	Manager	April 15, 2011

/s/ Marc C. Baliotti Marc Baliotti	Manager	April 15, 2011

/s/ Gen. the Lord Guthrie of Craigiebank Gen. the Lord Guthrie of Craigiebank	Manager	April 15, 2011

Signature	Title	Date

/s/ Michael Holmes Michael Holmes	Manager	April 15, 2011

/s/ Vincent Lu Vincent Lu	Manager	April 15, 2011

/s/ John P. Rigas John P. Rigas	Manager	April 15, 2011

/s/ Daniel J. Standen Daniel J. Standen	Manager	April 15, 2011

/s/ Gen. Gordon R. Sullivan, USA (ret.) Gen. Gordon R. Sullivan, USA (ret.)	Manager	April 15, 2011

/s/ Philip A. Wheeler Philip A. Wheeler	Manager	April 15, 2011

INDEX TO EXHIBITS

Exhibit
No.		Description

3.1		Amended and Restated Limited Liability Company Agreement of Colt Defense LLC dated as of June 12, 2003 reflecting the amendments adopted as of July 9, 2007.***
3.2		Certificate of Incorporation of Colt Finance Corp., effective October 15, 2009.***
3.3		By-Laws of Colt Finance Corp., effective November 7, 2009.***
4.1		Indenture, dated as of November 10, 2009, by and among Colt Defense LLC, Colt Finance Corp. and Wilmington Trust FSB as trustee.***
4.2		Registration Rights Agreement, dated as of November 10, 2009.***
4.3		Credit Agreement, dated as of November 10, 2009, among Colt Defense LLC, the other loan parties from time to time party thereto, the financial institutions party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent.***
4.4		Amendment No. 1 to Credit Agreement, dated as of March 11, 2010, among Colt Defense LLC, JPMorgan Chase Bank, N.A., as administrative agent and as a lender and Morgan Stanley Bank, N.A., as a lender.***
4.5		Second Amendment and Limited Waiver to Credit Agreement, dated as of October 29, 2010 (effective as of November 1, 2010), among Colt Defense LLC, JPMorgan Chase Bank, N.A., as administrative agent and as a lender and Morgan Stanley Bank, N.A., as a lender.***
4.6		Form of 8.75% Senior Note due 2017 (included as part of Exhibit 4.1).***
4.7		Form of Guarantee 8.75% Senior Note due 2017 (included as part of Exhibit 4.1).***
5.1		Opinion of Cahill Gordon & Reindel llp.***
10.1		Letter Agreement, between certain of the management companies associated with Sciens Management, L.L.C. and Colt Defense LLC, dated as of July 9, 2007.***
10.2		License Agreement, dated as of December 19, 2003, between Colt Defense LLC and New Colt Holding Corp.***
10.4		First Amended and Restated Sublease Agreement, dated as of October 25, 2005, between Colt Defense LLC and Colt’s Manufacturing Company LLC.***
10	.5.1	Intercompany Services Agreement, dated as of June 26, 2007, between Colt Defense LLC and Colt’s Manufacturing Company LLC.***
10	.5.2	First Amendment to Intercompany Services Agreement dated as of December 1, 2007.***
10	.5.3	Second Amendment to Intercompany Services Agreement dated as of January 1, 2009.***
10.6		Match Target License Agreement, dated as of December 19, 2003 (effective as of January 1, 2004), between Colt Defense LLC and Colt’s Manufacturing Company LLC.***
10	.7.1	Employment Agreement dated as of October 4, 2010, between Gerald R. Dinkel and Colt Defense LLC.***†
10	.7.2	Letter agreement dated as of August 30, 2005, between Jeffrey Grody and Colt Defense LLC.***†
10	.7.3	Letter agreement dated as of August 23, 2004, between James R. Battaglini and Colt Defense LLC.***†
10	.7.4	Letter agreement dated as of April 28, 2003, between J. Michael Magouirk and Colt Defense LLC.***†
10	.7.5	Employment Agreement dated as of February 1, 2011, between Scott B. Flaherty and Colt Defense LLC.***†
10	.8.1	Colt Defense Salaried Income Plan effective November 4, 2002.***†
10	.8.2	First Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2005.***†
10	.8.3	Second Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2004.***†
10	.8.4	Third Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective March 28, 2005.***†
10	.8.5	Fourth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2008.***†
10	.8.6	Fifth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2009.***†
10	.8.7	Sixth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective December 31, 2008.***†
12		Statement of ratio of earnings to fixed charges.***
21		Subsidiaries of Registrant.***
23.1		Consent of PricewaterhouseCoopers LLP.***

Exhibit
No.	Description

23.2	Consent of UHY LLP.***
23.3	Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit 5.1).***
24.1	Power of Attorney.***
25.1	Form T-1 Statement of Eligibility of Wilmington Trust FSB, as Trustee for Indenture dated November 10, 2009.***
99.1	Letter of Transmittal.***
99.2	Form of Notice of Guaranteed Delivery.*

*	Filed herewith

***	Previously filed.

†	Management contracts and compensatory plans and arrangements.